Exhibit 99.1

GAUCHO GROUP HOLDINGS, INC. ANNOUNCES NEW INITIATIVES TO INCREASE STOCKHOLDER VALUE

Sale of Non-Core Assets Enables Company to Sharpen Focus on Key Business Ventures

MIAMI, FL / October 4, 2023 / Gaucho Group Holdings, Inc. (NASDAQ:VINO), a company that includes a growing collection of e-commerce platforms with a concentration on fine wines, luxury real estate, and leather goods and accessories (the “Company” or “Gaucho Holdings”), unveiled today its intention to list two of its Argentine retail properties, situated in San Rafael and Cordoba, for sale. Priced at USD 2,000,000 and 700,000 respectively, this strategic move is among several initiatives slated for the upcoming months, all designed to amplify stockholder value.

These properties constitute a minor segment of the Company’s asset portfolio and are operationally distinct from its other ventures. The divestment of these real estate assets will enable the Company to concentrate on its primary ventures, notably Algodon Wine Estates. The Company projects this flagship business to generate revenues approaching USD 80 Million in the forthcoming years. Additionally, if the Company manages to sell these non-core properties at their listed price range of USD 2 to 2.4 Million, these proceeds would be directed towards reducing debt.

These efforts form part of a broader initiative to divest non-core assets. For example, the Company owns another property asset, the prospective sale of which could yield between USD 8 to 10 Million in cash. These proceeds would be directed towards reducing outstanding debt and possibly issuing dividends to stockholders. Based on the number of shares outstanding, this could equate to USD 8 to 10 in cash per share. Importantly, this asset stands apart from the Company’s primary ventures, including its expansive 4,138-acre development and its e-commerce luxury leather and accessories enterprise.

Successful execution of these combined efforts could potentially result in cash inflows exceeding USD 10 to 12 Million.

Gaucho Holdings has unveiled sales forecasts exceeding $6 Million for 2023. While the revenue recognition from the real estate project’s deeding will occur in 2025, the primary revenue catalyst is anticipated to be the vineyard estate lots at Algodon Wine Estates, located in San Rafael, Mendoza, Argentina. Algodon Wine Estates has successfully sold approximately 10% of its total lots, leaving over 450 lots available for purchase. The Company projects that these lots could generate an additional revenue of USD 80 to 100 Million in the coming years. This projection does not account for any interest income derived from the Company’s self-financing options offered to buyers.

Gaucho Holdings is attentively monitoring the impending elections in Argentina, with an optimistic outlook for foreign investors. The Company is of the view that should the elections yield results supportive of foreign investment, it may pave the way for a more stable business climate. This optimistic stance is in line with the Company’s strategy to leverage the changing economic and political landscape for growth.

“Gaucho Holdings’ portfolio is comprised of substantial real estate assets. We perceive a notable disparity between our company’s current market capitalization and its intrinsic value. Our job is now to close that gap. By divesting some of these non-core real estate assets, we can channel our energies more effectively towards our mainstay ventures. Our ongoing efforts are directed at unlocking the potential of these assets to amplify stockholder value,” said Scott L. Mathis, Founder, Chief Executive Officer, and Chairman of the Board of Directors of Gaucho Group Holdings, Inc. “Additionally, we have a lineup of initiatives in the pipeline, further aiming to enhance the value for our stockholders.

“We see Argentina on the brink of a positive transformation. After enduring decades of hyperinflation, rapid peso devaluation, and lack of investor confidence, there’s a noticeable shift in the country’s outlook. The election could bode well for real estate and the economy. There’s speculation about Argentina potentially dollarizing its economy. Should this materialize, banks might revert to the traditional retail banking approach of providing mortgages—a market that is currently almost non-existent in Argentina. This shift could profoundly bolster real estate values in the country.

“Our optimism drives us to intensify our efforts in developing more real estate and acquiring cash-flow-producing properties, available at a fraction of global costs. We don’t anticipate an overnight transition from a struggling economy to greatness, but rather a move from challenging to less challenging, which can significantly impact the value and global interest in Argentine assets. We firmly believe that Argentina presents one of the most compelling contrarian investment opportunities in the world today.”

About Gaucho Group Holdings, Inc.

For more than ten years, Gaucho Group Holdings, Inc.’s (gauchoholdings.com) mission has been to source and develop opportunities in Argentina’s undervalued luxury real estate and consumer marketplace. Our company has positioned itself to take advantage of the continued and fast growth of global e-commerce across multiple market sectors, with the goal of becoming a leader in diversified luxury goods and experiences in sought after lifestyle industries and retail landscapes. With a concentration on fine wines (algodonfinewines.com & algodonwines.com.ar), hospitality (algodonhotels.com), and luxury real estate (algodonwineestates.com) associated with our proprietary Algodon brand, as well as the leather goods, ready-to-wear and accessories of the fashion brand Gaucho – Buenos Aires® (gaucho.com), these are the luxury brands in which Argentina finds its contemporary expression.

Cautionary Note Regarding Forward-Looking Statements

The information discussed in this press release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein concerning, among other things, changes to exchange rates and their impact on the Company, planned capital expenditures, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, business strategy and other plans and objectives for future operations, are forward looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and are not (and should not be considered to be) guarantees of future performance. Refer to our risk factors set forth in our reports filed on Edgar. The Company disclaims any obligation to update any forward-looking statement made here.